                                  EXHIBIT 12.1


                             AVONDALE INCORPORATED
              STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                      (AMOUNTS IN MILLIONS, EXCEPT RATIOS)


                                                     FISCAL YEAR ENDED
                                         ------------------------------------------
                                          1999     2000     2001     2002     2003
                                         ------   ------   ------   ------   ------
Fixed Charges:
  Interest expense                        $23.0    $20.2    $20.4    $17.7   $ 18.2
  Discount and expenses on sale of
    accounts receivable                     5.6      5.6      4.9      1.1      2.6
  Loss on extinguishment of debt             --       --       --       --      3.2
  Amortization of debt issuance costs       1.1      1.1      1.0      0.7      0.9
                                          -----    -----    -----    -----   ------
    Fixed Charges                         $29.7    $26.9    $26.3    $19.5   $ 24.9
                                          =====    =====    =====    =====   ======


Earnings
  Pretax income (loss) before
     extraordinary item                   $16.3    $51.6    $ 1.8    $(0.4)  $(12.2)
  Fixed charges                            29.7     26.9     26.3     19.5     24.9
                                          -----    -----    -----    -----   ------
    Earnings                              $46.0    $78.5    $28.1    $19.1   $ 12.7
                                          =====    =====    =====    =====   ======
Ratio of Earnings to Fixed Charges          1.5x     2.9x     1.1x      --       --